PRESS RELEASE

2/12/21

Carlisle Companies Announces Leadership Changes in Finance

SCOTTSDALE, ARIZONA, February 12, 2021 - Consistent with Carlisle’s efforts to develop superior talent and promote from within, Carlisle Companies Incorporated (NYSE:CSL) announced today the promotion of Kelly P. Kamienski to the position of Vice President and Controller, effective immediately. In conjunction with this move, Titus B. Ball will become Vice President, Finance for Carlisle Fluid Technologies.

Chris Koch, Chairman, President and Chief Executive Officer, said, “I am extremely pleased to announce these management changes. Kelly and Titus were identified as high-potentials early in their Carlisle careers and have delivered exceptional results when presented with opportunities for promotion and increased responsibilities. These appointments are a clear example of how Carlisle will continue to invest in and develop exceptional talent in support of Vision 2025.

With her extensive background in accounting and financial management, Kelly will leverage the continuous improvement principles of the Carlisle Operating System to drive business process improvements and enhancements in both financial reporting and controls across Carlisle.

Titus’ public accounting, internal audit and SEC reporting expertise, combined with his deep understanding of our businesses after more than a decade at Carlisle, will enable him to make swift and significant contributions at CFT as we drive to our original long-term margin goal of 20% in this segment.”

Kelly joined Carlisle Companies in 2016 as Director of Technical Accounting, Financial Reporting and Controls. Prior to joining Carlisle, Kelly held a variety of finance and accounting leadership roles at Freeport-McMoRan Inc. and KPMG, LLP. Kelly holds a Master of Accounting from the University of Arizona, a B.S. in Accountancy from Barrett Honors College at Arizona State University and is a Certified Public Accountant.

Titus joined Carlisle Companies in 2010 and has held numerous financial leadership roles, including Manager of SEC Reporting, Director of Internal Audit and most recently Vice President and Chief Accounting Officer. Prior to joining Carlisle, Titus held roles with PricewaterhouseCoopers and Duke Energy Corporation. Titus holds a B.A. in Economics and Business Administration from King University.

About Carlisle Companies Incorporated

Carlisle Companies Incorporated is a diversified industrial company with a global portfolio of niche brands that delivers energy efficient and highly engineered products and solutions for its customers. Driven by our strategic plan, Vision 2025, Carlisle is committed to generating superior shareholder returns by investing in high-ROIC businesses and maintaining a balanced capital deployment approach, including investments in our businesses, strategic acquisitions, share repurchases and continued dividend increases. Carlisle is headquartered in Phoenix, Arizona. Its worldwide team of employees generated $4.2 billion in revenues in 2020. Learn more about Carlisle at www.carlisle.com.

Contact:     Jim Giannakouros, CFA
        Vice President of Investor Relations
        Carlisle Companies Incorporated
        (480) 781-5135
        jgiannakouros@carlisle.com